EXHIBIT 4.a

AMENDMENT NO. 11 TO SECOND AMENDED

AND RESTATED LOAN AND SECURITY AGREEMENT

Amendment No. 11, dated as of March 31, 2004, by and among Congress Financial Corporation (Central), in its capacity as agent (in such capacity, "Agent") acting for and on behalf of Lenders (as hereinafter defined), Huffy Corporation ("Huffy"), Huffy Service First, Inc. ("HSFI"), American Sports Design Company ("American"), Gen-X Sports Inc., formerly known as HSGC, Inc. ("Gen-X") and Gen-X Sports Canada Inc., as successor by amalgamation with HSGC Canada, Inc. ("Canadian Borrower" and together with Huffy, HSFI, American and Gen-X, each individually, a "Borrower" and collectively, the "Borrowers"), Huffy Risk Management, Inc. ("HRMI"), HCAC, Inc., formerly known as True Temper Hardware Company ("HCAC"), Hufco-Delaware Company, formerly known as Gerry Baby Products Company ("Hufco-Delaware"),  Huffy Sports, Inc., formerly known as Gerry Wood Products Company ("Huffy Sports"), McCalla Company ("McCalla"), Creative Retail Services, Inc. ("Creative"), Creative Retail Services (Canada), Inc. ("Creative Canada"), Gen-X Sports Outlet Inc., formerly known as 1489055 Ontario Limited ("Outlet"), Tommy Armour Golf Company ("Armour"), Lamar Snowboards Inc. ("Lamar"), Gen-X Sports Sarl ("Gen-X Swiss"), Gen-X Sports Ltd. ("Limited"), First Team Sports, Inc. ("First Team"), Hespeler Hockey Holding, Inc. ("Hespeler"), and Lehigh Avenue Property Holdings, Inc. ("Lehigh" and together with HRMI, HCAC, Hufco-Delaware, Huffy Sports, McCalla, Creative, Creative Canada, Outlet, Armour, Lamar, Gen-X Swiss, Limited, First Team and Hespeler, each individually a "Guarantor" and collectively, "Guarantors").

W I T N E S S E T H :

WHEREAS, Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Second Amended and Restated Loan and Security Agreement, dated as of September 19, 2002, by and among Agent, Borrowers, Guarantors and the financial institutions from time to time parties thereto as lenders ("Lenders"), whether by execution thereof or of an Assignment and Acceptance, as amended by Amendment No. 1 to Second Amended and Restated Loan and Security Agreement, dated as of November 20, 2002, Amendment No. 2 to Second Amended and Restated Loan and Security Agreement, dated as of December 31, 2002, Amendment No. 3 to Second Amended and Restated Loan and Security Agreement, dated as of January 31, 2003, Amendment No. 4 to Second Amended and Restated Loan and Security Agreement, dated March 14, 2003, Amendment No. 5 to Second Amended and Restated Loan and Security Agreement, dated May 2, 2003, Amendment No. 6 to Second Amended and Restated Loan and Security Agreement, dated May 9, 2003, Amendment No. 7 to Second Amended and Restated Loan and Security Agreement, dated as of July 7, 2003, Amendment No. 8 to Second Amended Loan and Security Agreement, dated July 31, 2003, Amendment No. 9 to Second Amended Loan and Security Agreement, dated January 15, 2004 and Amendment No. 10 to Second Amended Loan and Security Agreement, dated February 16, 2004 (as amended hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced the "Loan Agreement", and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements");

WHEREAS, Borrowers have requested that Agent and Lenders make certain amendments to the Loan Agreement and Agent and Lenders are willing to agree to such requests, subject to the terms and conditions contained herein; and

WHEREAS, by this Amendment No. 11, Agent, Lenders, Borrowers and Guarantors desire and intend to evidence such amendments.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1.  Definitions.

(a)  Additional Definition. As used herein, the following terms shall have the respective meanings given to them below:

(i)  "Amendment No. 11" shall mean this Amendment No. 11 to Second Amended and Restated Loan and Security Agreement, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii)  "Special Availability Reserve" shall mean, as of March 1, 2004, a reserve established by Agent in the amount of $5,750,000.

(b)  Amendment to Definition.

(i)  The definition of "US Borrowing Base" in Section 1.125 is hereby amended by (A) redesignating the existing clause (e) as clause (f) thereto and (B) inserting the following new clause (e) thereto:

"(e) the Special Availability Reserve; minus"

(c)  Interpretation.  For purposes of this Amendment No. 11, unless otherwise defined herein, all terms used herein, including, but not limited to, those terms used and/or defined in the recitals above, shall have the respective meanings assigned to such terms in the Loan Agreement.

2.  Excess Availability.  Section 9.25 of the Loan Agreement is hereby amended by deleting such Section in its entirety and substituting the following therefor:

"9.25 Excess Availability  (a) At all times during each of the periods indicated below, the aggregate Excess Availability of Borrowers shall be not less than the US Dollar Equivalent of the amount indicated below with respect to each such period:

Period	Minimum Excess Availability
From January 13, 2004 through and including January 31, 2004	US$5,250,000
From February 1, 2004 through and including February 29, 2004	US$5,500,000
From March 1, 2004 through and including May 3, 2004	US$5,750,000
On May 4, 2004 and at all times thereafter	US$10,000,000

(b) For purposes of determining compliance with this Excess Availability covenant, the Special Availability Reserve shall not be subtracted from the Borrowing Base when calculating Excess Availability.

(c) In the event that at any time after May 3, 2004 Borrowers shall not be in compliance with the foregoing minimum Excess Availability requirement then, without limitation upon any rights or remedies available to Agent and Lenders under this Agreement, the other Financing Agreements or otherwise at law or equity, Borrowers and Guarantors shall pay to Agent, or Agent shall charge any loan account(s) of Borrowers or Guarantors, a fee for the account of the Lenders in the amount equal to (i) the US Dollar Equivalent of one and one-half (1 ½%) percent of the Maximum Credit minus (ii) $262,500."

3.  Term.  Section 13.1(b) of the Loan Agreement is hereby amended by deleting such Section in its entirety and substituting the following therefor:

"(b)

In consideration of the payment herewith by Borrowers to Agent of the sum of $225,000, the Final Maturity Date has been extended to December 31, 2004.  In the event this Agreement is terminated prior to the Final Maturity Date for any reason, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent's and Lenders' lost profits as a result thereof, Borrowers agree to pay to Agent for the account of Lenders, upon the effective date of such termination, an early termination fee in the amount of:  (i) one (1%) percent if this Agreement is terminated on or before December 31, 2003 and (ii) three-quarters of one (3/4%) percent if this Agreement is terminated at any time from January 1, 2004 through and including December 30, 2004."

4.  Amendment Fee.  In consideration of the amendment set forth herein Borrowers shall on the date hereof, pay to Agent or Agent, at its option, may charge the account of Borrowers maintained by Agent, a fee in the amount of the US Dollar Equivalent US$262,500, the US Dollar Equivalent US$150,000 of which shall be for the account of Revolving Loan Lenders and the US Dollar Equivalent US$112,500 of which shall be for the sole account of Term Loan Lender, which fees are fully earned as of the date hereof and shall constitute part of the Obligations.

5.  Additional Representations, Warranties and Covenants.  Each Borrower and Guarantor, jointly and severally, represents, warrants and covenants with and to Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Agent or any Lender to Borrowers:

(a)  No Event of Default and no event, act or condition which with notice or passage of time or both would constitute an Event of Default, exists or has occurred as of the date of this Amendment No. 11; and

(b)  This Amendment No. 11 has been duly executed and delivered by each Borrower and Guarantor and is in full force and effect as of the date hereof and the agreements and obligations of each Borrower and Guarantor contained herein constitute legal, valid and binding obligations of each Borrower and Guarantor enforceable against each of them in accordance with their respective terms.

6.  Conditions Precedent.  The effectiveness of the amendments contained herein shall be subject to the satisfaction of each of the following, in a manner satisfactory to Agent and its counsel:

(a)  Agent shall have received this Amendment No. 11 duly authorized, executed and delivered by the parties hereto;

(b)  No Event of Default, or event, act or condition which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred; and Agent shall have received an original of this Amendment No 10, duly authorized, executed and delivered by each of the parties hereto.

7.  Effect of this Amendment.  Except as expressly set forth herein, no other amendments, consents, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrowers shall not be entitled to any other or further amendment or consent by virtue of the provisions of this Amendment No. 11 or with respect to the subject matter of this Amendment No. 11.  To the extent of conflict between the terms of this Amendment No. 11 and the other Financing Agreements, the terms of this Amendment No. 11 shall control.  The Loan Agreement and this Amendment No. 11 shall be read and construed as one agreement.

8.  Further Assurances.  The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment No. 11.

9.  Governing Law.  The validity, interpretation and enforcement of this Amendment No. 11 and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

10.  Binding Effect.  This Amendment No. 11 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

11.  Headings.  The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 11.

12.  Counterparts.  This Amendment No. 11 may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute but one and the same agreement.  In making proof of this Amendment No. 11, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.  Delivery of an executed counterpart of this Amendment No. 11 by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 11.  Any party delivering an executed counterpart of this Amendment No. 11 by telefacsimile also shall deliver an original executed counterpart of this Amendment No. 11, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 11 as to such party or any other party.

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IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be executed on the day and year first written.

Very truly yours,

HUFFY CORPORATION

By:       /s/ Robert W. Lafferty

Title: Treasurer

AMERICAN SPORTS DESIGN

     COMPANY

GEN-X SPORTS INC.

By:       /s/ Robert W. Lafferty

Title: Treasurer

GEN-X SPORTS CANADA INC.

By:       /s/ Robert W. Lafferty

Title: Treasurer

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GUARANTORS:

CREATIVE RETAIL SERVICES

  (CANADA), INC.

FIRST TEAM SPORTS, INC.

GEN-X SPORTS LTD.

GEN-X SPORTS OUTLET INC.

HCAC, INC.

HESPLER HOCKEY HOLDING, INC.

HUFCO-DELAWARE COMPANY

HUFFY SERVICE SOLUTIONS, INC.

HUFFY SPORTS, INC.

LAMAR SNOWBOARDS INC.

LEHIGH AVENUE PROPERTY

     HOLDINGS, INC.

McCALLA COMPANY

TOMMY ARMOUR GOLF COMPANY

By:       /s/ Robert W. Lafferty

Title: Treasurer

GEN-X SPORTS SARL

By:       /s/ Robert W. Lafferty

Title: Manager

HUFFY RISK MANAGEMENT, INC.

By:       /s/ Robert W. Lafferty

Title: Treasurer

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AGENT:

CONGRESS FINANCIAL CORPORATION

  (CENTRAL), as Agent

By:       /s/ Thomas C. Lannon

Title:    Vice President

US LENDERS:

CONGRESS FINANCIAL CORPORATION

  (CENTRAL)

By:       /s/ Thomas C. Lannon

Title:    Vice President

GMAC COMMERCIAL FINANCE

By:       /s/ Kenneth Horwath

Title:    Assistant Vice President

LASALLE BUSINESS CREDIT, LLC

By:       /s/ Thomas J. Brennan

Title:    Vice President

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CANADIAN LENDERS:

CONGRESS FINANCIAL CORPORATION

  (CANADA)

By:       /s/ Thomas C. Lannon

Title:    Vice President

ABN AMRO BANK N.V., CANADA BRANCH

By:       /s/ Darcy Mack

     /s/ Keith Hughes

Title:    V.P., Asset Based Lending

    Senior Vice President

GMAC COMMERCIAL FINANCE

  CORPORATION - CANADA

By:       /s/ D.R. Baker

Title:    Chief Credit Officer, ABL

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TERM LOAN LENDER:

ABLECO FINANCE LLC, on its behalf and

on behalf of its Affiliate assigns

By:       /s/ Daniel E. Wolf

Title:    Managing Director

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